Exhibit 99.1

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

BEACON POWER ANNOUNCES FIRST QUARTER 2009 RESULTS

Tyngsboro, Mass. — May 11, 2009 — Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced its financial results for the first quarter ended March 31, 2009.

For the first quarter of 2009, Beacon Power reported revenue of $111,000 and a net loss of $5,540,000, or ($0.05) per share, compared to revenue of $20,000 and a net loss of $5,287,000, or ($0.06) per share, in the first quarter of 2008.  During the first quarter of 2009, Beacon earned revenue from frequency regulation service provided through an ISO-New England (ISO-NE) pilot program that began in November 2008, and from its research and development contracts.  Revenue earned during the equivalent period of 2008 was derived from the sale of solar inverters and related products. Cost of goods sold increased from approximately $0 in the first three months of 2008 to approximately $172,000 during the equivalent period of 2009.

During the first quarter of 2009, cost of goods sold includes approximately $130,000 for the cost of energy associated with the provision of frequency regulation services under the pilot program.  The cost of energy during this period exceeded revenue from frequency regulation service because of the manner in which the Company was connected to the grid for the pilot program. This resulted in Beacon being paid at wholesale rates for the energy the Company provided to the grid, but being charged at retail rates for the energy used. As of late April 2009, ISO-New England and the local utility have implemented a change to net metering through the ISO, which will reduce the cost of energy for the Company going forward by billing for net (rather than gross) usage at wholesale rates.

During the first quarter of 2009, Beacon began to classify as “Operations and Maintenance” on its income statement expenses related to the manufacturing, materials handling and procurement functions, Smart Energy Matrix™ operations, and expensed non-fungible costs associated with its flywheel installations.  Prior to 2009, such expenses were included under “Research and Development.”  On a combined basis, Operations and Maintenance and Research and Development costs for the quarter ended March 31, 2009, were $2,968,000, compared to $3,032,000 in the first quarter of 2008, a reduction of $64,000, or 2%.  The reduction in costs was attributable to lower stock-based compensation expense, greater absorption of overhead and lower legal and occupancy costs, partially offset by higher costs in certain areas. Selling, General and Administrative expense was $1,897,000 during the first quarter of 2009, compared to $2,176,000 in the first quarter of 2008, a decrease of $279,000, or approximately 13%.  This decrease is due primarily to lower stock-based compensation and legal costs. Depreciation expense increased by $144,000 compared to the first quarter of 2008. This increase is primarily related to our new facility in Tyngsboro, Massachusetts.

At March 31, 2009, the Company had $5.3 million in cash and cash equivalents, with working capital of $2.2 million.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These “forward-looking” statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in obtaining DOE loan guarantee support for our New York facility; conditions in target markets, including the fact that some ISOs have been slow to comply with the FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection or other zoning and construction approvals in a timely manner; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property, including the effect of the patent litigation recently initiated against us; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission.  Beacon Power expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2009	2008

Revenue	$110,935	$20,203
Cost of goods sold	172,033	57
Gross profit	(61,098)	20,146
Operating expenses:
Operations and maintenance	777,137	—
Research and development	2,191,054	3,032,342
Selling, general and administrative	1,897,462	2,175,661
Loss on sales and contract commitments	132,500	—
Depreciation and amortization	423,888	279,741
Total operating expenses	5,422,041	5,487,744
Loss from operations	(5,483,139)	(5,467,598)
Other income (expense), net	(56,780)	180,262
Loss to common shareholders	$(5,539,919)	$(5,287,336)

Loss per share, basic and diluted	$(0.05)	$(0.06)

Weighted-average common shares outstanding	109,003,136	88,668,383

BEACON POWER CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$5,323,098	$14,357,475
Accounts receivable, trade	19,931	11,840
Unbilled costs on government contracts	58,690	16,804
Prepaid expenses and other current assets	1,122,155	976,762
Total current assets	6,523,874	15,362,881

Property and equipment, net	23,661,104	23,027,909
Restricted cash	205,041	205,020
Total assets	$30,390,019	$38,595,810

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$812,332	$3,825,520
Accrued compensation and benefits	1,013,374	1,410,038
Other accrued expenses	1,842,296	3,253,407
Advance billings on contracts	13,858	10,811
Accrued contract loss	257,362	132,526
Deferred rent - current	119,245	112,808
Current portion of long term debt	282,732	117,023
Total current liabilities	4,341,199	8,862,133
Long term liabilities:
Lease liability - long term	852,046	885,076
Long term debt, net of discount	3,081,389	3,237,061
Total long term liabilities	3,933,435	4,122,137
Stockholders’ equity:
Common stock	1,129,998	1,074,332
Additional paid-in-capital	214,133,352	212,145,254
Deficit accumulated during the development stage	(192,435,126)	(186,895,207)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	22,115,385	25,611,540

Total liabilities and stockholders’ equity	$30,390,019	$38,595,810

SOURCE:

Beacon Power Corporation